Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Announces First Quarter 2010 Results

New Orleans, Louisiana, May 6, 2010…Energy Partners, Ltd. (NYSE:EPL) today reported financial and operational results for the first quarter of 2010.

Highlights

•	First quarter 2010 production increased 15% to 15,716 barrels of oil equivalent (Boe) per day over the prior fourth quarter 2009 and up 4% versus the same period last year

•

First quarter EBITDAX and net income reached $46.0 million and $5.1 million ($0.13/share), respectively, reflecting EPL’s second quarter of financial results since the Company’s reorganization in the third quarter of 2009

•	Liquidity has steadily improved with net debt falling to $24.3 million and cash on hand reaching $50.2 million.

•	Ongoing cost reduction efforts resulted in first quarter 2010 lease operating expenses of $10.21 per Boe and general and administrative expenses of $2.96 per Boe

•	11 successful exploration and development projects for an 85% success rate year-to-date, as well as plugging and abandonment of 35 wells in the Company’s ongoing program at its East Bay field

•

EPL recently regained Minerals Management Service (MMS) supplemental waiver status and anticipates the return in the second quarter of 2010 of up to $8.8 million in cash serving as collateral for surety bonds

Financial Results

Revenue for the first quarter of 2010 was $70.7 million, a 66% increase compared to the same period a year ago, resulting from significantly higher realized prices and higher production averages from recent development work concentrated in EPL’s core areas of East Bay and South Timbalier.

For the first quarter of 2010, EPL reported net income to common stockholders of $5.1 million, or $0.13 per diluted share. The majority of the net income for the first quarter of 2010 was attributable to the combined effects of increased revenue due to higher realized prices and increased production levels, as well as lower lease operating and general and administrative expenses resulting from ongoing expense reduction efforts.

For the first quarter of 2010, EBITDAX was $46.0 million and discretionary cash flow was $45.7 million (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first quarter of 2010 was $39.5 million, compared with cash flow from operating activities of $2.3 million in the same quarter a year ago.

Gary C. Hanna, the Company’s CEO, stated, “Our return to profitability this quarter has been accomplished by our focus on realigning our cost structure and generating greater cash flow by stepping up our development and lower risk exploration activities. We believe our meaningful cost reductions are sustainable which positions us favorably against our peers. Our development-driven, oil-focused capital program for 2010 is well underway and on track. We have already seen the positive effects of these efforts in our production levels, which grew 15% in the first quarter of 2010 over those realized in the fourth quarter of 2009.”

Production and Price Realizations

Production for the first quarter of 2010 averaged 15,716 Boe per day. Natural gas production averaged 50.9 million cubic feet (Mmcf) per day and oil production averaged 7,227 barrels of oil per day. First quarter 2010 production volumes were 4% higher than first quarter 2009 production volumes of 15,121 Boe per day, primarily as a result of development and exploration activities. Price realizations, all of which are stated before the impact of derivative instruments, averaged $71.44 per barrel of oil and $5.28 per thousand cubic feet (Mcf) of natural gas in the first quarter of 2010, compared to $36.83 per barrel of oil and $4.74 per Mcf of natural gas in the first quarter of 2009.

Operating Expenses

Lease operating expenses for the first quarter totaled $14.4 million, or $10.21 per Boe, while general and administrative expenses were $4.2 million, or $2.96 per Boe. Reported general and administrative expenses include non-cash stock based compensation recorded in the first quarter of 2010 of $0.2 million, or $0.12 per Boe. Lower lease operating expenses and general and administrative expenses were realized in the first quarter of 2010 compared to the prior period as a direct result of material cost reductions associated with the Company’s reorganization, as well as lower service industry costs. The cost reductions versus the prior year include significant reductions in the Company’s workforce, board of director related expenses, office space, use of third party contractors and consultants, and industry service costs.

Liquidity and Capital Resources

As of March 31, 2010, the Company had unrestricted cash on hand of $50.2 million and $21.8 million of restricted cash ($8.8 million of the restricted cash is associated with collateral for surety bonds which is expected to be released). Total debt equaled $74.5 million at quarter end, and net debt equaled $24.3 million or $0.78 per Boe. The Company’s $45 million revolver is undrawn and available. As stated previously, the Company is working to refinance its debt to lower its cost of capital within the second quarter of 2010.

Restoration of MMS Supplemental Waiver Status

As recently announced, the Company was informed by the MMS that it had regained supplemental waiver status. Therefore, the Company is no longer obligated to post surety bonds in support of decommissioning obligations associated with certain of its federal offshore Gulf of Mexico (GOM) leases, which will lower EPL’s future premium costs for surety bonds. The Company anticipates that cash held as collateral for surety bonds supporting these obligations should be released during the second quarter of this year. This cash collateral totals approximately $5.5 million. Additionally, the Company has the potential to also secure $3.3 million of additional cash collateral posted in support of other surety bonding obligations, due to its improved financial position.

Capital Expenditures and Operations Update

During first quarter 2010, capital expenditures on exploration and development activities totaled approximately $9.7 million. In addition, the Company spent approximately $1.8 million in the first quarter on plugging and abandonment and other decommissioning activities.

Year to date 2010 operations included two wells at Bay Marchand and one sidetrack in East Bay, as well as eight successful workover operations in key areas throughout the Company’s GOM asset base. So far, the Company has achieved a 100% success rate to date with its activities in East Bay, including three workovers and one sidetrack. Three of the wells have already commenced production and the latest operation is expected to be on line within two weeks. The 2010 initial capital budget includes at least nine drillwell and rig workover operations in the East Bay field throughout 2010 as well as numerous other development and exploration projects in the Company’s GOM asset base.

Hanna concluded, “Our initial 2010 capital budget has been focused on high quality development projects and is well underway. I am pleased with our outcome to date. As previously indicated, we have concentrated our efforts to include expenditures in our oil rich East Bay field, where we kicked off our drilling and workover programs in late February and early March and are already seeing some production benefit. Additionally, our ongoing P&A program at East Bay is both ahead of schedule and under budget.”

Second Quarter and Full Year 2010 Guidance

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES
	2Q 2010	Full year 2010
Net Production (per day):
Oil, including NGLs (Bbls)	6,500 - 8,000	6,500 - 7,500
Natural gas (Mcf)	39,000-45,000	39,000-45,000
Total (Boe)	13,000-15,500	13,000-15,000
Percent Oil, including NGLs (using midpoint of guidance)	51%	50%

Swap Contracted Volume
Oil (barrels)	2,951	2,084
% of Oil swap contracted	37-45%	28-32%
% of Boe swap contracted	19-23%	14-16%
Average Swap Price Level	$68.03	$68.42

ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)	$13.0-14.0	$52.0-56.0
General & Administrative (cash and non-cash)	$3.3-4.5	$14-16
Taxes, other than on earnings (% of revenue)	2%-4%	2%-4%
Exploration Expense	$0.3-1.3	$3.0-4.0
DD&A ($/Boe)	$21.00-25.00	$21.00-25.00
Interest Expense
Non-Cash (interest & amortization of discount & deferred financing)	$3.7-4.0	$15.7-16.1
Cash	0.3-0.5	0.8-1.0

Total	$4.0-4.5	$16.5-17.1

Conference Call Information

EPL has scheduled a conference call for today, May 6, 2010 at 10:00 A.M. Central Time/11:00 A.M. Eastern Time to review results for the first quarter 2010. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 72174804.

The call will be available for replay beginning two hours after the call is completed through midnight of May 20, 2010. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 72174804.

The conference call will be webcast live as well for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the areas offshore Louisiana as well as the deepwater Gulf of Mexico in depths less than 5,000 feet. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Principal Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31,
	2010	2009
Revenues:
Oil and natural gas	$70,683	$42,650
Other	36	50

	70,719	42,700

Costs and expenses:
Lease operating	14,442	15,977
Transportation	490	136
Exploration expenditures and dry hole costs	1,854	572
Impairments	769	5,113
Depreciation, depletion and amortization	29,855	32,140
Accretion of liability for asset retirement obligations	3,222	1,834
General and administrative	4,188	10,217
Taxes, other than on earnings	2,037	1,399
(Gain) loss on abandonment activities	(197)	456
Other	(52)	(112)

Total costs and expenses	56,608	67,732

Business interruption recovery	—	1,185

Income (loss) from operations	14,111	(23,847)
Other income (expense):
Interest income	9	38
Interest expense	(4,202)	(11,713)
Gain (loss) on derivative instruments	(1,924)	3,651

	(6,117)	(8,024)

Income (loss) before income taxes	7,994	(31,871)
Deferred provision for income taxes	(2,878)	—

Net income (loss)	$5,116	$(31,871)

Net income (loss), as reported	$5,116	$(31,871)
Add back:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	(1,736)	649
Impairments	769	5,113
Deduct:
Income tax adjustment for above items	348	—

Adjusted Non-GAAP net income (loss)	$4,497	$(26,109)

EBITDAX Reconciliation:
Net income (loss), as reported	$5,116	$(31,871)
Add back:
Income taxes	2,878	—
Net interest expense	4,193	11,675
Depreciation, depletion, amortization and accretion	33,077	33,974
Impairments	769	5,113
Exploration expenditures and dry hole costs	1,854	572
(Gain) loss on abandonment activities	(197)	456
Less impact of:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	(1,736)	649

EBITDAX	$45,954	$20,568

EBITDAX is defined as net income (loss) before income taxes, interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$5,116	$(31,871)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	29,855	32,140
Accretion of liability for asset retirement obligations	3,222	1,834
Unrealized (gain) loss on derivative contracts	(1,736)	649
Non-cash compensation	165	1,367
In-kind interest on PIK Notes	3,225	—
Deferred income taxes	2,878	—
Exploration expenditures	1,756	(12)
Impairments	769	5,113
Amortization of deferred financing costs and discount	504	1,332
Other	(197)	329
Changes in operating assets and liabilities:
Trade accounts receivable	(637)	3,643
Other receivables	1,413	1,720
Prepaid expenses	(1,872)	(164)
Other assets	(71)	(4,734)
Accounts payable and accrued expenses	(3,656)	(3,856)
Other liabilities	(1,263)	(5,239)

Net cash provided by operating activities	$39,471	2,251

Reconciliation of discretionary cash flow:
Net cash provided by (used in) operating activities	39,471	2,251
Changes in working capital	6,086	8,630
Non-cash exploration expenditures and impairments	(2,525)	(5,101)
Total exploration expenditures, dry hole costs and impairments	2,623	5,685

Discretionary cash flow	$45,655	11,465

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31,
	2010	2009
PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	7,227	5,223
Natural gas (Mcf)	50,932	59,386
Total (Boe)	15,716	15,121
Average Sales Prices:
Oil (per Bbl)	$71.44	36.83
Natural gas (per Mcf)	5.28	4.74
Average (per Boe)	49.97	31.34
Oil and Natural Gas Revenues (in thousands):
Oil	$46,467	17,316
Natural gas	24,216	25,334
Total	70,683	42,650
Impact of derivatives settled during the period (1):
Oil (per Bbl)	$(5.63)	7.54
Natural gas (per Mcf)	—	0.14

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$10.21	11.74
Depreciation, depletion and amortization	21.11	23.62
Accretion expense	2.28	1.35
Taxes, other than on earnings	1.44	1.03
General and administrative	2.96	7.51

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$50,214	$26,745
Trade accounts receivable	28,595	27,958
Receivables from insurance	4,051	5,464
Fair value of commodity derivative instruments	672	914
Deferred tax assets	5,923	5,768
Prepaid expenses	4,812	2,940

Total current assets	94,267	69,789
Property and equipment	658,233	648,517
Less accumulated depreciation, depletion and amortization	(68,152)	(37,535)

Net property and equipment	590,081	610,982
Restricted cash	21,757	22,147
Other assets	3,588	3,647
Deferred financing costs — net of accumulated amortization	2,338	2,663

	$712,031	$709,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,992	$14,047
Accrued expenses	31,759	32,822
Asset retirement obligations	9,870	10,830
Current portion of long-term debt	12,500	18,750
Fair value of commodity derivative instruments	10,444	10,256

Total current liabilities	77,565	86,705
Long-term debt	61,995	58,590
Asset retirement obligations	61,872	59,150
Deferred tax liabilities	19,986	16,953
Fair value of commodity derivative instruments	4,833	7,519
Other	191	224
Commitments and contingencies

	226,442	229,141
Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at March 31, 2010 and December 31, 2009.	—	—
Common stock: $0.001 par value per share. Authorized 75,000,000 shares; shares issued and outstanding 40,058,718 and 40,021,770 at March 31, 2010 and December 31, 2009, respectively.	40	40
Additional paid-in capital	501,445	501,059
Accumulated deficit	(15,896)	(21,012)

Total stockholders’ equity	485,589	480,087

	$712,031	$709,228